Exhibit 99.1
HF FOODS ANNOUNCES RECEIPT OF ADDITIONAL NON-COMPLIANCE LETTER FROM NASDAQ
Las Vegas, NV – May 18, 2022 – HF Foods Group Inc. (NASDAQ: HFFG), a leading food distributor to Asian restaurants across the United States (“HF Foods” or the “Company”), announced today that the Company received a notification letter from the Listing Qualifications Department of The Nasdaq Stock Market, LLC (“Nasdaq”) on May 12, 2022 stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1), which requires timely filing of all required periodic reports with the Securities and Exchange Commission (the “SEC”). The Nasdaq notification letter was sent as a result of the Company’s delay in filing its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 (the “Form 10-Q”). The Nasdaq notification letter has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market.
The Company filed a Notification of Late Filing on Form 12b-25 on May 11, 2022. In the Form 12b-25, the Company indicated that the filing of the Form 10-Q would be delayed as a result of an ongoing review of accounting issues relating to the Company’s business combination with B&R Global Holdings, Inc. on November 4, 2019, in response to a SEC comment letter.
As previously announced on April 7, 2022, the Company also received a notification letter (the “Form 10-K Notification Letter”) relating to its delay in filing its Annual Report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2021. Under Nasdaq rules, the Company has 60 calendar days from receipt of the Form 10-K Notification Letter, or until May 31, 2022, to submit a plan to Nasdaq to regain compliance with Nasdaq’s listing rules relating to the filing of its Form 10-K and Form 10-Q. If the Company’s plan is accepted by Nasdaq, the Company can be granted up to 180 calendar days from the Form 10-K’s due date, or until September 27, 2022, to regain compliance. The Company also may regain compliance at any time during this period by filing with the SEC the Form 10-K, Form 10-Q, as well as any subsequent periodic financial reports that may become due, and continuing to comply with Nasdaq’s other continued listing requirements.
The Company’s management is working diligently with its independent registered accounting firm and other advisors to resolve all of the outstanding issues aforementioned. The Company intends to file with the SEC the Form 10-K and Form 10-Q and regain compliance with Nasdaq’s continued listing requirements as soon as practicable.
About HF Foods Group, Inc.
HF Foods Group Inc., headquartered in Las Vegas, Nevada, is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products to primarily Asian/Chinese restaurants and other foodservice customers throughout the United States. With 17 distribution centers strategically located throughout the nation, HF Foods aims to supply the increasing demand for Asian American restaurant cuisine. With an in-house proprietary ordering and inventory control network, more than 15,000 established customers in 46 states, and strong relations with growers and suppliers of food products in the US, South America and China, HF Foods is able to offer fresh, high-quality specialty restaurant foods and supplies at economical prices to its large and growing base of customers. For more information, please visit www.hffoodsgroup.com
Cautionary Note Regarding Forward-Looking Statements
This press release contains statements that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. All statements that do not concern historical facts are forward-looking statements. The words “believe,” “could,” “possibly,” “probably,” “anticipate,” “estimate,” “project,” “expect,” “may,” “will,” “should,” “seek,” “intend,” “plan,” “expect,” or “consider” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements, including, but not limited to the risk that the Company may not be able to file the Form 10-K and the Form 10-Q within the currently expected timeframe, risks that the Company may not regain compliance with Nasdaq continued listing requirements within the applicable grace period, the outcome of the comment letter received from the SEC, and other factors disclosed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the SEC. These forward-looking statements should be considered in light of these risks and uncertainties. The Company bases its forward-looking statements on information currently available to it at the time of this report and undertakes no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying circumstances, new information, future events or otherwise.
Investor Relations Contact:
Gateway Group, Inc.
Cody Slach
Tel 1-949-574-3860
HFFG@gatewayir.com

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